UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2015 (June 30, 2015)

ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 16429,
Bristol, VA 24209
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, the Company is party to the Fifth Amended and Restated Credit Agreement, dated September 24, 2014, by and among the Company, the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent (the “Credit Agreement”).

On June 30, 2015, the Company borrowed $445 million under the revolving credit facility of the Credit Agreement. Approximately $138 million of this amount carries an interest rate of 5.25% and matures on June 30, 2016, which is the expiration date of the revolving credit facility commitments of the associated lenders. The remaining approximately $307 million in borrowings carries an interest rate of 6.25% and matures on September 30, 2017, which is the maturity date of the revolving credit facility.

Approximately $126 million of the borrowed amount anticipated the need to replenish funds expended in connection with the previously reported July 1, 2015 acquisition by one of the Company’s subsidiaries of the ownership interest of a third party in Pennsylvania Land Resources Holding Company, LLC, a natural gas exploration and production venture. The Company intends to utilize the remaining borrowings for general corporate purposes, including for working capital.

For a description of the material terms and conditions of the Credit Agreement, see the discussions of the Credit Agreement included in: the Company’s Current Report on Form 8-K filed on September 25, 2014 and the section entitled “Liquidity and Capital Resources” in its Annual Report on Form 10-K for the year ended December 31, 2014, as supplemented by the section entitled “Liquidity and Capital Resources” in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. This description is hereby incorporated by reference into this Item 2.03 as further amended by the disclosure set forth in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

Date: July 7, 2015	By:	/s/ Richard H. Verheij
Name: Richard H. Verheij
Title: Executive Vice President, General Counsel and Corporate Secretary